As filed with the Securities and Exchange Commission on ______ ___, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RANGE RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	34-1312571 (I.R.S. Employer Identification No.)

Fort Worth, Texas 777 Main Street, Suite 800 (Address of Principal Executive Offices)	76102 (Zip code)

2005 Equity-Based Compensation Plan
(Full title of the plan)

John H. Pinkerton
President
Range Resources Corporation
777 Main Street, Suite 800
Fort Worth, Texas 76102
(Name and address of agent for service)

(817) 870-2601
(Telephone number, including area code, of agent for service)

with a copy to:
Rodney Moore
Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
(214) 220-7700

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	Maximum offering	maximum aggregate	Amount of
to be registered	registered (1)	price per share (2)	offering price (2)	registration fee
Common Stock, $0.01 par value per share	3,680,362 shares	$24.73	$91,015,352.26	$10,712.51

(1)	Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to the antidilution provisions of the 2005 Equity-Based Compensation Plan.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 (the “Securities Act”). The price for the 3,680,362 shares issuable under the Company’s 2005 Equity-Based Compensation Plan and the first amendment thereto was based on a price of $24.73, the average of the high and low prices reported on the New York Stock Exchange on June 7, 2005.

      This Registration Statement is being filed, in accordance with General Instruction E to Form S-8, to register the offer and sale of shares of Common Stock that may be issued under the Range Resources Corporation 2005 Equity Based Compensation Plan and the First Amendment to the Range Resources Corporation 2005 Equity-Based Compensation Plan (as amended, the “2005 Plan”). The maximum number of shares of Common Stock that may be issued pursuant to any and all awards under the 2005 Plan (subject to any adjustment due to recapitalization or reorganization permitted under the 2005 Plan) is a number equal to (i) 9,250,000 (the number of shares approved under the Amended and Restated 1999 Stock Option Plan of Range Resources Corporation (the “1999 Plan”)), less (ii) 6,319,638 (the number of shares of Common Stock issued under the 1999 Plan prior to May 18, 2005 (1,408,924) and the number of shares issuable pursuant to awards under the 1999 Plan outstanding as of May 18, 2005 (4,910,714)), plus (iii) 750,000 (the number of additional shares of Common Stock approved for issuance under the 2005 Plan by the first amendment thereto), plus (iv) the number of shares of Common Stock that currently are subject to awards under the 1999 Plan outstanding as of May 18, 2005 (4,910,714), which subsequently are terminated or lapse without such shares being issued pursuant to such awards. As of June 7, 2005, 3,680,362 shares are available for awards granted under the 2005 Plan and are included in this Registration Statement. To the extent any of the awards outstanding under the 1999 Plan (to which the 4,910,714 shares referred to in (iv) above are subject) hereafter terminate or lapse (resulting in an equivalent number of shares equal to the number of shares subject to such terminated or lapsed awards becoming available for issuance under the 2005 Plan), the Registrant will file an additional Form S-8 covering the offer and sale of such shares.

Item 3. Incorporation of Documents by Reference.

      The Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).

(b)	All other reports filed by the Registrant since December 31, 2004 with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, including the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, as amended.

(c)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 10, dated June 18, 1980, and filed with the Commission pursuant to Section 12(g) of the Exchange Act, including any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

      All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Registrant will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. Requests for such documents should be directed to Range Resources Corporation, 777 Main Street, Fort Worth, Texas 76102, Attention: Secretary, telephone (817) 870-2601.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Directors and Officers.

      The Company’s restated certificate of incorporation, as amended, and bylaws each provide that the Company shall indemnify each director, officer, employee, or agent of the Company against all liabilities and expenses reasonably incurred in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee, or agent of the Company, to the full extent permitted by Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, the Company generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal section, so long as they had no reasonable cause to believe their conduct was unlawful.

      With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorney’s fees and other expenses and is not available if the person is adjudged to be liable to the Company, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for its directors and officers.

      The preceding discussion of the Company’s certificate of incorporation and bylaws and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Company’s certificate of incorporation, bylaws and Section 145 of the Delaware General Corporation Law.

      The Company has entered into indemnity agreements with its directors and officers. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

      Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1	Range Resources Corporation 2005 Equity-Based Compensation Plan (incorporated by reference to Exhibit 10.7 to our Form 8-K (File No. 001-12209) as filed with the SEC on May 18, 2005)

4.2	First Amendment to the Range Resources Corporation 2005 Equity-Based Compensation Plan (incorporated by reference to Exhibit 10.8 to our Form 8-K (File No. 001-12209) as filed with the SEC on May 18, 2005)

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of KPMG LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 hereto)

24.1	Powers of Attorney (included in the signature pages hereto)

Item 9. Undertakings.

      (a) The undersigned Registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on June 8, 2005.

RANGE RESOURCES CORPORATION
By:	/s/ Roger S. Manny
Roger S. Manny
Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below authorizes and appoints each of John H. Pinkerton and Roger S. Manny, and each of them severally, acting alone and without the other, as his attorney-in-fact to execute in the name of such person and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate.

Signature	Capacity	Date

/s/ John H. Pinkerton John H. Pinkerton	President, Chief Executive Officer and Director (Principal Executive Officer)	June 8, 2005
/s/ Roger S. Manny Roger S. Manny	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 8, 2005
/s/ Robert E. Aikman Robert E. Aikman	Director	June 8, 2005
/s/ Charles L. Blackburn Charles L. Blackburn	Chairman of the Board of Directors	June 8, 2005
/s/ Anthony V. Dub Anthony V. Dub	Director	June 8, 2005
/s/ V. Richard Eales V. Richard Eales	Director	June 8, 2005
/s/ Allen Finkelson Allen Finkelson	Director	June 8, 2005
/s/ Jonathan S. Linker Jonathan S. Linker	Director	June 8, 2005
/s/ Kevin S. McCarthy Kevin S. McCarthy	Director	June 8, 2005
/s/ Jeffrey L. Ventura Jeffrey L. Ventura	Executive Vice President-Chief Operating Officer and Director	June 8, 2005

EXHIBIT INDEX

4.1	Range Resources Corporation 2005 Equity-Based Compensation Plan (incorporated by reference to Exhibit 10.7 to our Form 8-K (File No. 001-12209) as filed with the SEC on May 18, 2005)

4.2	First Amendment to the Range Resources Corporation 2005 Equity-Based Compensation Plan (incorporated by reference to Exhibit 10.8 to our Form 8-K (File No. 001-12209) as filed with the SEC on May 18, 2005)

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of KPMG LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 hereto)

24.1*	Powers of Attorney (included in the signature pages hereto)

*	Filed herewith